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                                                         Exhibit (i)
                                                         -----------




                                 Pitney Bowes Credit Corporation

                        Computation of Ratio of Earnings to Fixed Charges



(Dollars in thousands)

                                   Years Ended December 31
                         -------------------------------------------
                            1996     1995     1994     1993     1992
                         -------  -------  -------  -------  -------
Income before
  income taxes          $266,089 $231,334 $218,913 $189,960 $185,704
                         -------  -------  -------  -------  -------
Fixed charges:
  Interest on debt       201,543  202,090  151,239  137,372  146,594
  1/3 rental expense       1,530    1,519    1,463    1,575    1,491
                         -------  -------  -------  -------  -------

  Total fixed charges    203,073  203,609  152,702  138,947  148,085
                         -------  -------  -------  -------  -------

    Total               $469,162 $434,943 $371,615 $328,907 $333,789
                         =======  =======  =======  =======  =======

Ratio of earnings
  to fixed charges (1)     2.31X    2.14X    2.43X    2.37X    2.25X
                         =======  =======  =======  =======  =======



(1) The ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.



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